EXHIBIT 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 2-79961, 2-79962, 33-51224 and 33-51226 pertaining to The Valspar Stock Ownership Trusts; Nos. 33-39258 and 333-46865 pertaining to The Valspar Corporation 1991 Stock Option Plan; Nos. 33-51222 and 333-46865 pertaining to The Valspar Profit Sharing Retirement Plan; No. 33-53824 pertaining to The Valspar Corporation Key Employee Annual Bonus Plan; and No. 333-46865 pertaining to The Valspar Corporation Stock Option Plan for Non-Employee Directors) of The Valspar Corporation of our report dated April 16, 1999 relating to the combined financial statements of Dexter Coatings Acquired Entities, which appears in the Current Report on Form 8-K/A of The Valspar Corporation dated May 12, 1999.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
May 12, 1999


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